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                                                                       EXHIBIT 3


                            STOCK OPTION AGREEMENT

                          (SOFTWARE.COM, INC. SHARES)
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                            STOCK OPTION AGREEMENT

                          (SOFTWARE.COM, INC. SHARES)


          THIS STOCK OPTION AGREEMENT (this "AGREEMENT"), dated August 8, 2000, between Software.com, Inc., a Delaware corporation ("Issuer"), and Phone.com, Inc., a Delaware corporation ("Grantee"),

                                  WITNESSETH:

          WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger, dated as of August 8, 2000 (the "Merger Agreement"), which provides, among other things, for the merger of Merger Sub with and into Issuer with Issuer continuing as the surviving corporation upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement); and

          WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined).

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

          1.   GRANT OF OPTION. Issuer hereby grants to Grantee an
               ---------------
unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, nine million seven hundred twenty-four thousand four hundred sixty (9,724,460) shares of fully paid and nonassessable common stock of the Issuer, par value $.001 per share ("Common Stock"), equal to and in no event exceeding nineteen and nine-tenths percent (19.9%) of the shares of Common Stock outstanding as of the date hereof, at a purchase price of $125.7197 per share of Common Stock as adjusted in accordance with the provisions of Section 6 of this Agreement (such price, as adjusted if applicable, the "Option Price").

          2.   EXERCISE OF OPTION.
               ------------------

               (a) Grantee may exercise the Option, in whole or part, and from time to time, if, but only if, a Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Option Termination Event (as hereinafter defined), provided that Grantee shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) on or prior to the last date of the six (6)-month period following such Triggering Event (the "Option Expiration Date").

               (b) The term "Option Termination Event" shall mean the first day after the earliest to occur of the following dates: (i) the date on which the Effective Time of the Merger occurs; (ii) the last date of the twelve (12) month period beginning on the date of termination of the Merger Agreement pursuant to Section 7.1(b)(iii); provided, that such
                                 --------

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termination has given rise to the right of Grantee to receive payment of
Software.com Expenses pursuant to Section 7.2(c)(1) of the Merger Agreement; provided, that subsequent to such termination, if an event occurs that gives
--------
rise to the obligation of Issuer to pay the Termination Fee pursuant to Section 7.2(c)(2) of the Merger Agreement, then the last date of the six (6) month period beginning on the date of actual payment of the Termination Fee by Issuer to Grantee pursuant to Section 7.2(c)(2) of the Merger Agreement; (iii) the date of termination of the Merger Agreement by either party pursuant to the provisions of any section of the Merger Agreement other than Sections 7.1(b)(iii) (other than as provided in clause (ii) above); provided, that such
                                                           --------
termination occurs prior to the occurrence of a Triggering Event; and (iv) the last date of the six (6) month period beginning on the date of the first occurrence of a Triggering Event; provided, however, that if the Option cannot
                                  --------  -------
be exercised as of any such date by reason of any applicable judgment, decree, law, regulation or order (each, an "Impediment"), or by reason of the waiting period under the HSR Act, then the Option Termination Event shall be delayed until the date which is thirty (30) days after such Impediment has been removed or such waiting period has expired.

               (c)    TRIGGERING EVENT. The term "Triggering Event" shall mean
                      ----------------
any termination of the Merger Agreement which entitles Grantee to receive payment of the Termination Fee from Issuer pursuant to Section 7.2 of the Merger Agreement.

               (d)    NOTICE OF TRIGGERING EVENT. Issuer shall notify Grantee
                      --------------------------
promptly in writing of the occurrence of any Triggering Event, and in any event within twenty-four (24) hours, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option or for a Triggering Event to have occurred.

               (e)    NOTICE OF EXERCISE; CLOSING. In the event Grantee is
                      ---------------------------
entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date which shall be a business day not earlier than three (3) business days nor later than sixty (60) business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if the closing of the purchase and sale pursuant to the Option (the "Closing") cannot be consummated, in the reasonable opinion of Grantee, by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided further, without limiting the foregoing, that if, in the reasonable opinion of Grantee, prior notification to or approval of any regulatory agency is required in connection with such purchase, Grantee shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Closing Date relating thereto.

               (f)    PURCHASE PRICE. At the Closing referred to in subsection
                      --------------
(e) of this Section 2, Grantee shall pay to Issuer the aggregate purchase price for the shares of

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Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude Grantee from exercising the Option.

               (g)    ISSUANCE OF COMMON STOCK. At such Closing, simultaneously
                      ------------------------
with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to Grantee a certificate or certificates representing the number of shares of Common Stock purchased by the Grantee and, if the Option should be exercised in part only, a new Option evidencing the rights of Grantee thereof to purchase the balance of the shares purchasable hereunder, and the Grantee shall deliver to Issuer this Agreement and a letter agreeing that Grantee will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

               (h)    LEGEND. Certificates for Common Stock delivered at a
                      ------
Closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

          "THE TRANSFER AND VOTING OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN PROVISIONS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND ISSUER AND TO RESALE RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF ISSUER AND WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY ISSUER OF A WRITTEN REQUEST THEREFOR."

          It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "Securities Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) and both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

               (i)    RECORD HOLDER; EXPENSES. Upon the Closing, Grantee shall
                      -----------------------
be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to Grantee or the Issuer shall have failed or refused to designate the bank account described in subsection (f) of this
Section 2. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of Grantee or its assignee, transferee or designee.

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          3.   CONDITIONS TO DELIVERY OF OPTION SHARES. The obligation of Issuer
               ---------------------------------------
to deliver Option Shares upon any exercise of the Option is subject to the satisfaction of the following conditions:

               (a) All waiting periods, if any, under the HSR Act applicable to the issuance of Option Shares hereunder shall have expired or been terminated; and

               (b) There shall be no preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing or prohibiting such exercise of the Option or the delivery of the Option Shares in respect of such exercise.

          4.   RESERVATION OF SHARES. Issuer agrees: (i) that it shall at all
               ---------------------
times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock (and other securities issuable pursuant to Section 6) so that the Option may be exercised without additional authorization of Common Stock (or such other securities) after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock (or such other securities); (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including without limitation complying with all premerger notification, reporting and waiting periods in the HSR Act and the rules and regulations thereunder) in order to permit Grantee to exercise the Option and the Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of Grantee against dilution.

          5.   LOST OPTIONS. Upon receipt by Issuer of evidence reasonably
               ------------
satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date.

          6.   ADJUSTMENT UPON CHANGES IN CAPITALIZATION. The number of shares
               -----------------------------------------
of Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this Section 6.

               (a) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date hereof (other than by reason of subsection (b) of this Section 6), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance of additional shares, such number of shares then remaining subject to the Option, together with shares theretofore issued pursuant to the Option, equals nineteen and nine-tenths percent (19.9%) of the number of such shares of Common Stock then issued and outstanding.

               (b) In the event of any change in Common Stock by reason of stock dividends, other dividends on the Common Stock payable in securities or other property (other than regular cash dividends), stock splits, merger, recapitalization, combinations, subdivisions,

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conversions, exchanges of shares or other similar transactions, then the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted, and proper provision will be made in the agreements governing such transaction so that Grantee shall receive upon exercise of the Option and payment of the aggregate Option Price hereunder the number and class of shares or other securities or property that Grantee would have received in respect of Common Stock if the Option had been exercised in full immediately prior to such event, or the record date therefor, as applicable.

               (c) Whenever the number of shares of outstanding Common Stock changes after the date hereof as a result of the events described in clause (b) hereof (but not the events described in clause (a) hereof), the Option Price shall be adjusted by multiplying the Option Price by a fraction the numerator of which shall be equal to the aggregate number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the aggregate number of shares of Common Stock purchasable immediately after the adjustment.

               (d) No adjustment made in accordance with this Section 6 shall constitute or be deemed a waiver of any breach of any of Issuer's representations, warranties, covenants, agreements or obligations contained in the Merger Agreement.

               (e) If the Issuer satisfies a portion of its obligation to pay Grantee a termination fee as permitted by Section 7.2 of the Merger Agreement by issuing to Grantee shares of Common Stock (the "Termination Fee Shares"), then the number of shares of Common Stock subject to the Option (including those Option Shares which may have already been exercised) will be adjusted so that the sum of the number of shares of Common Stock subject to the Option and the number of Termination Fee Shares equals nineteen and nine-tenths percent (19.9%) of the number of shares of Common Stock then issued and outstanding, without giving effect to any Option Shares or Termination Fee Shares.

          7.   REGISTRATION RIGHTS.
               -------------------
               (a) As used in this Agreement, "Registrable Securities" means each of the Option Shares issued to Grantee hereunder and any other securities issued in exchange for, or issued as dividends or otherwise on or in respect of, any of such Option Shares.

               (b) At any time or from time to time within three (3) years of the first Closing, Grantee may make a written request to Issuer for registration under and in accordance with the provisions of the Securities Act with respect to all or any part of the Registrable Securities (a "Demand Registration"). A Demand Registration may be, at the option of Grantee, a shelf registration or a registration involving an underwritten offering. As soon as reasonably practicable after Grantee's request for a Demand Registration, Issuer shall file one or more registration statements on any appropriate form with respect to all of the Registrable Securities requested to be so registered; provided that Issuer will not be required to file any such registration statement during any period of time (not to exceed sixty (60) days after such request in the case of clause (i) below or ninety (90) days in the case of clauses (ii) or (iii) below) when (i) Issuer is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time, (ii) Issuer is required under the Securities Act to

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include audited financial statements for any period in such registration statement that are not yet available for inclusion therein, or (iii) Issuer determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving Issuer or any of its affiliates. Issuer shall use its best efforts to have the Demand Registration declared effective as soon as reasonably practicable after such filing and to keep the Demand Registration continuously effective for a period of at least sixty (60) days following the date on which the Demand Registration is declared effective, in the case of an underwritten offering, or at least one hundred twenty (120) days following the date on which the Demand Registration is declared effective, in the case of a shelf registration; provided that, if for any reason the effectiveness of any Demand Registration is suspended, the required period of effectiveness shall be extended by the aggregate number of days of each such suspension; and provided, further, that the effectiveness of any Demand Registration may be terminated if and when all of the Registrable Securities covered thereby shall have been sold. Grantee shall be entitled to two (2) Demand Registrations; provided, that only requests relating to a registration statement that has become effective under the Securities Act shall be counted for purposes of determining the number of Demand Registrations made. If any Demand Registration involves an underwritten offering, (i) Issuer shall have the right to select the managing underwriter, which shall be reasonably acceptable to Grantee and (ii) Issuer shall enter into an underwriting agreement in customary form.

               (c) If at any time within two (2) years of the first Closing, Issuer proposes to file a registration statement under the Securities Act with respect to any shares of any class of its equity securities to be sold for the account of Issuer (other than a registration statement on Form S-4 or Form S-8 or any successor form), and the registration form to be used may be used for the registration of Registrable Securities, then Issuer shall in each case give written notice of such proposed filing to Grantee at least twenty (20) days before the anticipated filing date, and Grantee shall have the right to include in such registration such number of Registrable Securities as Grantee may request (such request to be made by written notice to Issuer within fifteen (15) days following Grantee's receipt from Issuer of such notice of proposed filing) (an "Incidental Registration"). Issuer shall use its commercially reasonable efforts to cause the managing underwriter of any proposed underwritten offering to permit Grantee to include in such offering all Registrable Securities requested by Grantee to be included in the registration for such offering on the same terms and conditions as any similar securities of Issuer included therein. Notwithstanding the foregoing, if the managing underwriter of such offering advises Grantee that, in the reasonable opinion of such underwriter, the amount of Registrable Securities which Grantee requests to be included in such offering would materially and adversely affect the success of such offering, then the amount of Registrable Securities to be offered shall be reduced to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such underwriter; provided that if the amount of Registrable Securities shall be so reduced, Issuer shall include in such offering (i) first all shares proposed to be included therein by the Issuer and (ii) second the shares requested to be included therein by Grantee pro rata with the shares intended to be included therein by any other stockholder of the Issuer. Participation by Grantee in any Incidental registration shall not affect the obligation of the Company to effect Demand Registrations under this Section
4.1. The issuer may withdraw any registration under the Securities Act that gives rise to an Incidental Registration without consent of Grantee.

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               (d)    In the event that Registrable Securities are included in a
"piggyback" registration statement pursuant to Section 7(c) hereof, Grantee agrees not to effect any public sale or distribution of the issue being registered or a similar security of Issuer, or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144 under the Securities Act, during the ten (10) business days prior to, and during the ninety (90)-day period beginning on, the effective date of such registration statement (except as part of such registration), if and to the extent timely notified in writing by Issuer, in the case of a non-underwritten public offering, or by the managing underwriter, in the case of an underwritten public offering. In the event that Grantee requests a Demand Registration or if Registrable Securities are included in a "piggyback" registration pursuant to
Section 7(c) hereof, Issuer agrees not to effect any public sale or distribution of the issue being registered or a similar security of Issuer, or any securities convertible into or exchangeable or exercisable for such securities, during the period from such request until ninety (90) days after the effective date of such registration statement (except as part of such registration or pursuant to a registration of securities on Form S-4 or Form S-8 or any successor form).

               (e) Notwithstanding anything to the contrary contained herein, in the event that Grantee requests a Demand Registration or a "piggyback" registration of Registrable Securities pursuant to Section 7(b) or 7(c) hereof, respectively, Issuer shall have the right to purchase all, but not less than all, of the Registrable Securities requested to be so registered, upon the terms and subject to the conditions set forth in this Section 7(e). If Issuer wishes to exercise such purchase right, then within two (2) business days following receipt of a request for a Demand Registration or a "piggyback" registration, Issuer shall send a written notice (a "Repurchase Notice") to Grantee specifying that Issuer wishes to exercise such purchase right, a date for the closing of such purchase, which shall not be more than five (5) business days after delivery of such Repurchase Notice, and a place for the closing of such purchase (a "Repurchase Closing"). Upon delivery of a Repurchase Notice subject to applicable Delaware law, a binding agreement shall be deemed to exist between Grantee and Issuer providing for the purchase by Issuer of the Registrable Securities requested to be registered by Grantee, upon the terms and subject to the conditions set forth in this Section 7(e). The purchase price per share or other unit of Registrable Securities (the "Repurchase Price") shall equal the average per share or per unit closing price as quoted on the Nasdaq (or if not then quoted thereon, on such other exchange or quotation system on which the Registrable Securities are quoted) for the period of five (5) trading days ending on the trading day immediately prior to the day on which Grantee requests a Demand Registration or a "piggyback" registration of the Registrable Securities which Issuer subsequently elects to purchase. Grantee's obligation to deliver any Registrable Securities at a Repurchase Closing shall be subject to the condition that, at such Repurchase Closing, Issuer shall have delivered to Grantee a certificate signed on behalf of Issuer by Issuer's chief executive officer and chief financial officer, which certificate shall be satisfactory in form and substance to Grantee, to the effect that the purchase by Issuer of such Registrable Securities (i) is permitted under applicable Delaware corporate law and under the fraudulent conveyance provisions of the federal bankruptcy code and (ii) does not violate any material agreement to which Issuer or any of its subsidiaries is a party or by which any of their properties or assets is bound. At any Repurchase Closing, Issuer shall pay to Grantee the aggregate Repurchase Price for the Registrable Securities being purchased by wire transfer of immediately available funds or by delivering to Grantee a certified or bank check payable to or on the order of Grantee in an amount equal to such aggregate Repurchase Price, and Grantee will surrender to Issuer a

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certificate or certificates evidencing such Registrable Securities. A purchase of Registrable Securities by Issuer pursuant to this Section 7(e) shall be considered a Demand Registration for purposes of Section 7(b) hereof.

               (f) The registrations effected under this Section 7 shall be effected at Issuer's expense except for underwriting commissions allocable to the Registrable Securities. Issuer shall indemnify and hold harmless Grantee, its affiliates and controlling persons and their respective officers, directors, agents and representatives from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, all out-of-pocket expenses, investigation expenses, expenses incurred with respect to any judgment and fees and disbursements of counsel and accountants) arising out of or based upon any statements contained in, or omissions or alleged omissions from, each registration statement (and related prospectus) filed pursuant to this Section 7; provided, however, that Issuer shall not be liable in any such case to
   --------  -------
Grantee or any affiliate or controlling person of Grantee or any of their respective officers, directors, agents or representatives to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or omission or alleged omission made in such registration statement or prospectus in reliance upon, and in conformity with, written information furnished to Issuer specifically for use in the preparation thereof by Grantee such affiliate, controlling person, officer, director, agent or representative, as the case may be.

          8.   REPURCHASE OF OPTION AND OPTION SHARES.
               --------------------------------------

               (a) At the request of and upon notice by Grantee (the "Put Notice") at any time during the period during which the Option is exercisable pursuant to Section 2 (the "Purchase Period"), the Issuer (or any successor entity thereof) will purchase from Grantee all or any portion of the Option, to the extent not previously exercised, at the price set forth in subparagraph (i) below, and all or any portion of the Option Shares, if any, acquired by Grantee pursuant thereto, at the price set forth in subparagraph (ii) below:

               (i) The difference between the "Market/Tender Offer Price" for the Common Stock as of the date Grantee gives notice of its intent to exercise its rights under this Section 7(a) (defined as the higher of (A) the highest price per share offered as of such date pursuant to any Acquisition Proposal which was made prior to such date and (B) the average closing sale price of Common Stock then on the Nasdaq National Market during the five (5) trading days ending on the trading day immediately preceding such date) and the Exercise Price, multiplied by the number of Common Stock purchasable pursuant to the Option, but only if the Market/Tender Offer Price is greater than the Exercise Price. For purposes of determining the highest price offered pursuant to any Acquisition Proposal which involves consideration other than cash, the value of such consideration will be equal to the higher of (x) if securities of the same class of the proponent as such considerations are traded on any national securities exchange or by any registered securities association, a value based on the closing sale price or asked price for such securities on their principal trading market on such date and (y) the value ascribed to such consideration by the proponent of such Acquisition Proposal, or if no such value is ascribed, a value determined in good faith by the Board of Directors of the Issuer.

                                       8
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               (ii)   The Market/Tender Offer Price multiplied by the number of
shares of Common Stock so purchased.

          9.   REPRESENTATIONS AND WARRANTIES OF THE ISSUER. Issuer hereby
               --------------------------------------------
represents and warrants to Grantee as follows:

               (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer. This Agreement is the valid and legally binding obligation of Issuer, enforceable against Issuer in accordance with its terms.

               (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

               (c) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation, as amended to date, or Bylaws, as amended to date, of Issuer,
(ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which the Issuer or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Issuer or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such violations, breaches, defaults, terminations, cancellations, accelerations or conflicts which could not, individually or in the aggregate, have a material adverse effect (as defined in the Merger Agreement) on Issuer and its Subsidiaries, taken as a whole, or impair the ability of Issuer to consummate the transactions contemplated by this Agreement.

               (d) The Issuer has taken, and will in the future take, all steps necessary to irrevocably exempt the transactions contemplated by this Agreement from any applicable state takeover law and from any applicable charter or contractual provision containing change of control or anti-takeover provisions.

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          10.  REPRESENTATIONS AND WARRANTIES OF THE GRANTEE. Grantee hereby
               ---------------------------------------------
represents and warrants to Issuer as follows:

               (a) Grantee has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Grantee and no other corporate proceedings on the part of Grantee are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Grantee. This Agreement is the valid and legally binding obligation of Grantee, enforceable against Grantee in accordance with its terms.

               (b) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation, as amended to date, or Bylaws, as amended to date, of Grantee,
(ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which the Grantee or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict or violate any permit, concession, franchise, license, judgment, order, degree, statute, law, ordinance, rule or regulation applicable to Grantee or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and
(iii) for any such violations, breaches, defaults, terminations, cancellations, accelerations or conflicts which could not, individually or in the aggregate, have a material adverse effect (as defined in the Merger Agreement) on Grantee and its Subsidiaries, taken as a whole, or impair the ability of Grantee to consummate the transactions contemplated by this Agreement.

               (c) The Grantee has taken, and will in the future take, all steps necessary to irrevocably exempt the transactions contemplated by this Agreement from any applicable state takeover law and from any applicable charter or contractual provision containing change of control or anti-takeover provisions.

          11.  GRANTEE COMPLIANCE. Grantee shall acquire the Option Shares for
               ------------------
investment purposes only and not with a view to any distribution thereof in violation of the Securities Act, and shall not sell any Option Shares purchased pursuant to this Agreement except in compliance with the Securities Act.

          12.  ASSIGNMENT OF OPTION BY GRANTEE. Neither of the parties hereto
               -------------------------------
may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party .

          13.  LIMITATION OF GRANTEE PROFIT.
               ----------------------------

               (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed Two Hundred Thirty

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

Million Four Hundred Fifty-Four Thousand Five Hundred Forty-Five dollars ($230,454,545.00) (the "Profit Cap") and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) reduce the number of shares of Common Stock subject to this Option, (ii) deliver to the Issuer for cancellation Option Shares previously purchased by, or Termination Fee Shares (or other securities into which such Termination Fee Shares are converted or exchanged) to Grantee (valued, for the purposes of this Section 12(a) at the average closing sales price per share of Common Stock (or if there is no sale on such date then the average between the closing bid and ask prices on any such day) as reported by the Nasdaq National Market for the five (5) consecutive trading days preceding the day on which the Grantee's Total Profit exceeds the Profit Cap, (iii) pay cash to the Issuer, (iv) reduce the number of Termination Fee Shares to be paid by the Grantee or (v) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed the Profit Cap after taking into account the foregoing actions.

               (b) As used herein, the term "Total Profit" shall mean the amount (before taxes) of the following: (a) the aggregate amount of (i) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares or Termination Fee Shares (or any other securities into which such Option Shares or Termination Fee Shares are converted or exchanged) to any unaffiliated party or to Issuer pursuant to this Agreement, less (y) the Grantee's purchase price of such Option Shares or other securities, (ii) any amounts received by Grantee on the transfer of the Option (or any portion thereof), if permitted hereunder, and
(iii) the amount received by Grantee pursuant to Section 7.2 of the Merger Agreement; minus (b) the amount of cash theretofore paid to the Issuer pursuant to this Section 12 plus the value of the Option Shares or Termination Fee Shares or other securities theretofore delivered to the Issuer for cancellation pursuant to this Section 12.

               (c) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect the ability of Grantee to receive nor relieve Issuer's obligation to pay a fee pursuant to Section 7.2 of the Merger Agreement; provided that if Total Profit received by Grantee would exceed the Profit Cap following the receipt of such fee, Grantee shall be obligated to comply with the terms of Section 12(a) within five (5)days of the later of (i) the date of receipt of such fee and (ii) the date of receipt of the net cash by Grantee pursuant to the sale of Option Shares or Termination Fee Shares (or, any other securities into which such Option Shares or Termination Fee Shares are converted or exchanged) pursuant to this Agreement.

               (d) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of Option Shares that would, as of the Notice Date, result in a Notional Total Profit (as defined below) of more than the Profit Cap; provided, however, that Grantee may indicate in its notice of exercise that Grantee is taking any of the actions described in subsection (a) hereof so as to reduce the Notional Total Profit to not more than the Profit Cap and preserve its rights to exercise the Option for the resulting number of Option Shares. "Notional Total Profit" shall mean, with respect to any number of Option Shares as to which the Grantee may propose to exercise the Option, the Total Profit determined as of the Notice Date assuming that the Option was exercised on such date for such number of Option Shares and assuming such Option Shares, together with all other Option Shares held by the Grantee and its affiliates as of such date, were sold for cash at the closing sales price for Common Stock as of the close of business on the preceding trading day.

               (e) For purposes of Section 11(a) and clause (iii) of Section 11(b), the value of any Option Shares delivered by Grantee to the Issuer shall be the average closing sales price per share of Common Stock (or if there is no sale on such date then the average between the closing bid and ask prices on any such day) as reported by the Nasdaq National Market for the five (5) consecutive trading days preceding the day the Grantee's Total Profit exceeds the Profit Cap.

          14.  APPLICATION FOR REGULATORY APPROVAL. Each of Grantee and Issuer
               -----------------------------------
will use its commercially reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the Nasdaq National Market upon official notice of issuance.

          15.  SPECIFIC PERFORMANCE. The parties hereto acknowledge that damages
               --------------------
would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

          16.  SEPARABILITY OF PROVISIONS.  If any term, provision, covenant or
               --------------------------
restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

          17.  NOTICES. All notices, claims, demands and other communications
               -------
hereunder shall be deemed to have been duly given or made when delivered in person, by overnight courier or by facsimile at the respective addresses of the parties set forth in the Merger Agreement.

          18.  GOVERNING LAW. This Agreement shall be governed by and construed
               -------------
in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          19.  COUNTERPARTS. This Agreement may be executed in two or more
               ------------
counterparts, each of which will be deemed to be an original, but all of which shall constitute one and the same agreement.

          20.  EXPENSES. Except as otherwise expressly provided herein or in the
               --------
Merger Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

          21.  ENTIRE AGREEMENT. Except as otherwise expressly provided herein
               ----------------
or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein. Any provision of this Agreement may be waived only in writing at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          22.  FURTHER ASSURANCES. In the event of any exercise of the Option by
               ------------------
Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise. Nothing contained in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

          23.  HEADINGS. The headings contained in this Agreement are for
               --------
reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                           SOFTWARE.COM, INC.

                                           By: _________________________________
                                               Name:
                                               Title:


                                           PHONE.COM, INC.
                                           By: _________________________________
                                               Name:
                                               Title:

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